EXHIBIT 5.1

June 30, 2009

Mentor Graphics Corporation

8005 SW Boeckman Road

Wilsonville, Oregon 97070-7777

Re:	Registration Statement on Form S-4 filed on July 1, 2009

I have acted as general counsel for Mentor Graphics Corporation (the “Company”) in connection with the filing of a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), covering 2,383,883 shares of Common Stock, without par value (the “Shares”), of the Company. In my capacity as general counsel, I am familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 6, 2009, by and among the Company, Fulcrum Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of the Company, and LogicVision, Inc., a Delaware corporation, which is included as Annex A to the proxy statement/prospectus contained in the Registration Statement. In my capacity as general counsel, I have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments I deemed necessary for the purposes of this opinion.

I am opining herein as to the effect on the subject transaction only of the internal laws of the State of Oregon, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to matters of municipal law or the laws of any local agencies within any state.

Based on the foregoing, it is my opinion that, subject to said proceedings being duly taken by the Company as now contemplated prior to the issuance of the Shares, the Shares are duly authorized by all necessary corporate action of the Company and, when issued in the manner contemplated by the Merger Agreement and the Registration Statement, will be legally and validly issued, fully paid, and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/S/ DEAN M. FREED
Dean M. Freed Vice President and General Counsel Mentor Graphics Corporation